Securities Dealing Standard October 2025 Version 1.0

1 Part of the Shell Performance Framework Custodian First Name Last Name, Title Sean Ashley, Company Secretary Shell Plc Content Focal Point First Name Last Name, Title Sarah Else, Group UK Securities Counsel Disclosures & Securities team in Legal Services Corporate For the list of Disclosures & Securities team representatives, please visit here Insider List Focal Points For the list of Insider List Focal Points, please visit here Version History Version Changes Date 1.0 First Release 01/12/2025 The Company Secretary Shell Plc is the Custodian of this document. This document is classified ‘Internal’. Full or partial sharing and communication of this document outside the Group requires prior consent of the Custodian (to be obtained via the External Regulations Manager, SECO). The authoritative version of this document is available via the SPF portal. For the purpose of this document, ‘Businesses and Functions’ includes Trading & Supply and other integrator entities operating under the Shell Performance Framework.

Table of contents

Custodian 1

Content Focal Point 1

Version History 1

Table of contents 2

1.0 Introduction 3

2.0 Requirements 4

Requirement 1: Dealing Restrictions 4

Requirement 2: Insider Lists 4

3.0 Exception Process 5

4.0 Other Key references 5

5.0 Glossary Terms 6

Appendix 10

Part of the Shell Performance Framework

2

3 Part of the Shell Performance Framework 1.0 Introduction Under market abuse regulations in the UK and the Netherlands and/or insider trading rules in the US it is illegal, and may be a civil and/or criminal offence, to: (i) engage or attempt to engage in Dealing in the securities of any company while possessing Inside Information or Material Non-Public Information relating to that company; (ii) recommend that another person engage in Dealing or induce another person to engage in Dealing in the securities of any company while possessing Inside Information or Material Non-Public Information relating to that company; or (iii) engage in market manipulation. Consequences of a breach of these rules can include regulatory investigation an award of damages, public censure, civil and criminal fines and/or imprisonment. Certain Shell Group companies have their own securities listed on one or more trading exchanges and may have additional rules for Dealing in their own securities. In addition to complying with this Standard, Staff must follow any such local Shell Group company’s policies with regard to Dealing in its securities. This Standard cannot and does not provide for every eventuality. While this Standard is intended to ensure compliance in observing the above noted market abuse prohibitions in the UK and the Netherlands and insider trading rules in the US, it is not a substitute for statutory requirements, nor can it provide for every local requirement in all jurisdictions. Nothing in this Standard sanctions the breach of any applicable domestic or national insider dealing law or regulation or any other relevant legal or regulatory requirements.

4 Part of the Shell Performance Framework 2.0 Requirements Requirement 1: Dealing Restrictions Staff (including former Staff members) that have access to, or knowledge of, Inside Information or Material Non-Public Information relating to: (i) Shell or any Shell Company, must not engage in any Dealing in Shell Securities; or (ii) a non-Shell Company in the course of their employment within the Shell Group, must not engage in any Dealing involving that company’s securities (or the securities of any company within such company’s group), until such information becomes public. Staff must ensure that Persons Closely Associated with them adhere to the requirements in (i) and (ii) above. Staff (including any Employee Insiders) who believe they have access to Inside Information or Material Non-Public Information relating to Shell or any Shell Company must comply with the Securities Dealing Specification when Dealing in Shell Securities. Risk: Regulatory investigation by the UK Financial Conduct Authority, the US Securities and Exchange Commission and/or the Netherlands Authority for the Financial Markets (or any other regulatory body) if a potential breach of legal or regulatory requirements is suspected which could lead to a Shell Company or a Staff member of a Shell Company being subject to penalties (which can range from censures and fines to criminal sanctions). Outcome: Ensure that Staff (and their Persons Closely Associated with them) comply with the market abuse prohibitions in the UK and the Netherlands and insider trading rules in the US, thereby avoiding regulatory investigations and civil/criminal penalties for the company and/or the individual. Interdependencies: Please see the Securities Dealing Specification. Requirement 2: Insider Lists Businesses and Functions must each appoint an Insider List Focal Point to carry out the responsibilities set out in the Insider Lists Specification in respect of their relevant Business or Function. Risk: Regulatory investigation by the UK Financial Conduct Authority and/or the Netherlands Authority for the Financial Markets (or any other regulatory body) if a potential breach of legal or regulatory requirements is suspected which could lead to Shell being subject to penalties under the Market Abuse Regulations.

5 Part of the Shell Performance Framework Outcome: Under the Market Abuse Regulations, Shell is (and any persons acting on Shell’s behalf, on Shell’s account or otherwise performing tasks through which they have access to Inside Information relating to Shell or any Shell Company are) required to maintain a list of Employee Insiders who actually have access to Inside Information relating to Shell or any Shell Company on its Insider List. Ensure that Shell complies with the obligation in the Market Abuse Regulations to maintain a complete and up-to-date Insider List, thereby avoiding regulatory investigations and civil/criminal penalties. Interdependencies: Please see the Securities Dealing Specification and Insider Lists Specification. 3.0 Exception Process Exception Notes The only person authorised to grant derogations and exceptions to the Legal Group Requirements is the Chief Legal Officer. Any requests must be submitted with appropriate justification and routed via the Document Custodian. 4.0 Other Key references Document Title & Description Link Securities Dealing Specification Securities Dealing Specification Insider Lists Specification Insider Lists Specification Insider Projects Specification Insider Projects Specification Securities Dealing Practice - MNPI and Breach Consequences Securities Dealing Practice - MNPI and Breach Consequences Disclosure Standard Disclosure Standard Disclosure Specification Disclosure Specification Disclosure Practice Disclosure Practice

6 Part of the Shell Performance Framework 5.0 Glossary Terms Term Definition Standard Legal Glossary Legal Group Requirements Glossary Bed and ISA Transaction means a pair of contemporaneous transactions that involve a sale of securities held outside of an ISA by or on behalf of an Employee Insider, senior executive or their PCA and a matched purchase (to the extent practicable) of such securities from within an ISA by or on behalf of such Employee Insider, senior executive or their PCA. Business Day means any day other than a Saturday, Sunday or public holiday in England when banks are open for business. company means any public company, limited by shares or otherwise, corporation, limited partnership, master limited partnership, organisation or other legal entity. Dealing means, in respect of any person, the conducting of any transaction on his or her own account or for the account of a third party, directly or indirectly, relating to securities or traded commodities or on the price of related derivatives (and related terms, such as “Deal”, “Deals” and “Dealt”, shall be interpreted accordingly). [Appendix 1] contains a non-exhaustive list of the transactions which are “Dealings” for the purposes of this Standard. Disregarded Undertaking means a collective investment undertaking or portfolio of assets which satisfies the following two conditions: a) it is either: (i) a collective investment undertaking or portfolio of assets in respect of which the relevant Employee Insider has ascertained that the exposure to Shell Securities does not exceed 20% of the total assets held by that collective investment undertaking or portfolio of assets; or (ii) a collective investment undertaking or portfolio of assets whose exposure to Shell Securities cannot be ascertained by the relevant Employee Insider; and b) the relevant Employee Insider is unable to determine or influence the investment strategy of, or transactions made by, that collective investment undertaking or portfolio of assets. Employee Insider means any employee or contract staff on the Insider List or on the potential Insider List.

7 Part of the Shell Performance Framework EU MAR means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on Market Abuse (Market Abuse Regulation), as amended from time to time. Inside Information means information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. Information which, if it were made public, would be likely to have a significant effect on price means information a reasonable investor would be likely to use as part of the basis of his or her investment decision. There is no figure (percentage change or otherwise) that can be set when determining what constitutes a significant effect on price. Information which is likely to be considered relevant to a reasonable investor’s decision includes information which affects the company’s assets and liabilities, the performance or the expectation of the performance of the company’s business, the company’s financial condition, the course of the company’s business and major new developments in the business of the company or information previously disclosed to the market. In addition, Inside Information about a non-Shell Group company may arise where the Shell Group takes actions that have an effect on that company's share price, such as the award of a contract, placing of an order, the commencement of litigation or a significant corporate transaction. Insider List means the list of Staff members of the Shell Group who, either on a routine basis or because of the existence of a particular matter or transaction, have access to or knowledge of Inside Information or Material Non-Public Information relating to Shell or any Shell Group company that Shell (and any person acting on Shell’s behalf, on Shell’s account or otherwise performing tasks through which they have access to Inside Information relating to Shell or any Shell Group company) maintains in accordance with the Market Abuse Regulations. Insider List Focal Point means an individual identified by each Business or Function as the focal point with respect to maintaining a list of Employee Insiders in respect of their relevant Business or Function. ISA means an Individual Savings Account. Market Abuse Regulations means, collectively, EU MAR and UK MAR. market manipulation includes, among other things, behaviour which gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a financial instrument or secures, or is likely to secure, the price of one or several financial instruments at an abnormal or artificial level, unless the person engaging in the other behaviour

8 Part of the Shell Performance Framework establishes that such behaviour has been carried out for legitimate reasons and conforms with an accepted market practice. Material Non-Public Information means information that has not been disclosed publicly and is considered material where there is a substantial likelihood that a reasonable investor would consider such information important to his or her investment decision. As noted above for Inside Information, under US law, materiality is similarly not solely based on a quantitative figure. Qualitative factors must also be considered. Person Closely Associated or PCA means a “person closely associated” with an Employee Insider, being any of: (a) a spouse or civil partner; (b) a child or stepchild under the age of 18 years who is unmarried and does not have a civil partner; (c) a relative who has shared the same household as the Employee Insider for at least one year on the date of the relevant Dealing; or (d) a legal person, trust or partnership, the managerial responsibilities of which are discharged by an Employee Insider or by a person referred to in paragraphs (a), (b) or (c) of this definition, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person. If an Employee Insider is in any doubt as to how this definition applies to him or her, then (s)he must contact the Insider List Focal Point for assistance. Potential Insider List means the list of Staff members of the Shell Group who potentially have regular or occasional access to Inside Information relating to Shell or any Shell Group company (for example, results information). Shell maintains a potential Insider List so that the Insider List can be populated more easily each time those Staff members actually have access to such Inside Information. Restricted Period means a period of approximately 30 calendar days prior to each announcement of Shell’s quarterly, half-year and full-year results. Please click HERE for the current Restricted Periods. Restricted Period Information has the meaning given in [section 3(b)] (Restricted Periods) of the Clearance to Deal Specification. Shell means Shell plc. Shell Group share scheme means a scheme for encouraging or facilitating the holding of Shell Securities in which employees of Shell (or any Shell Group company) participate.

9 Part of the Shell Performance Framework Shell Group means Shell and its subsidiaries (being those entities over which Shell either directly or indirectly has control). Shell Securities means any publicly traded or quoted shares or debt instruments of Shell (or any Shell Group company) or derivatives or other financial instruments linked to any of them (including American Depository Shares). Trading Plan means a written plan between an Employee Insider and an independent third party which sets out a strategy for the acquisition and/or disposal of Shell Securities by a specified person and: (a) specifies the number of Shell Securities to be dealt in and the price at which and the date on which those Shell Securities are to be dealt in; (b) gives discretion to that independent third party to make Dealing decisions about the number of Shell Securities to be dealt in and the price at which and the date on which the Shell Securities are to be dealt in; or includes a written formula or algorithm, or computer program, for determining the number of Shell Securities to be dealt in and the price at which and the date on which the Shell Securities are to be dealt in. UK MAR means EU MAR as it applies in the UK pursuant to the European Union (Withdrawal) Act 2018 (as amended from time to time).

10 Part of the Shell Performance Framework Appendix Appendix 1: Dealings For the purposes of this Standard, the following is a non-exhaustive list of transactions which are considered to be “Dealings”: a) an acquisition (buying), disposal (selling), subscription or exchange of, or an offer to buy or sell, securities; b) the borrowing, lending or pledging of shares or debt instruments of a company or derivatives or other financial instruments liked thereto (although a pledge, or a similar security interest, of Shell Securities in connection with the depositing of securities in a custody account is not “Dealing”, unless and until such pledge or other security interest is designated to secure a specific credit facility); c) transactions in securities undertaken by persons professionally arranging or executing transactions or by another person of behalf of an Employee Insider, including where discretion is exercised; d) transactions in securities made under a life insurance policy where: (i) the policyholder is an Employee Insider; (ii) the investment risk is borne by the policyholder; and (iii) the policyholder has the power or discretion to make investment decisions, or execute transactions, regarding specific instruments in that life insurance policy; e) transactions in or related to derivatives over securities, including cash-settled transactions; for example: • entering into or exercise of equity swaps related to securities; • transactions in derivatives and other financial instruments linked to a debt instrument of any company, including credit default swaps; • the acceptance or exercise of an option over securities, including a share option granted as part of a remuneration package, or the disposal of shares stemming from the exercise of a share option; and • the acquisition, disposal or exercise of rights in relation to securities, including put and call options, notes and warrants; f) entering into leveraged investment products that speculate on the price of securities; g) subscription to a share capital increase or debt instrument issuance with respect to any company; h) conditional transactions relating to securities upon the fulfilment of the conditions and actual execution of the transactions; i) automatic or non-automatic conversion of a security into another security, including the exchange of convertible bonds to shares; j) transactions executed: • in index-related products, baskets and derivatives transacting in Shell Securities; • in shares or units of investment funds which transact in Shell Securities; and • by a manager of an investment fund in which the Employee Insider has invested, and which transacts in securities, other than buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking and transactions in securities by a Disregarded Undertaking); and k) transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of the Employee Insider or a PCA.

11 Part of the Shell Performance Framework www.shell.com